EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-132831, of Sunwin International Neutraceuticals, Inc. and the related prospectuses of our audit report dated June 16, 2007 with respect to the consolidated balance sheet at April 30, 2007 and the consolidated statements of operations, shareholders' equity and cash flows of Sunwin International Neutraceuticals, Inc. and its subsidiaries for the year ended April 30, 2007 appearing in the Form 10-KSB for the year ended April 30, 2007.


/s/ Sherb & Co., LLP
Certified Public Accountants


Boca Raton, Florida
August 10, 2007